EXHIBIT 99.2


                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media: Merridith Ingram/
                                                     Heather Fox
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE MULTIPLE IMAGES PRINTING
                              OF CHICAGO, ILLINOIS

     Houston, Texas - June 30, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it signed a letter of intent to acquire Multiple Images Printing, Inc. of Chicago, Illinois, adding to its presence in the largest print market in the United States. Multiple Images is a high quality commercial printing company offering a full line of services including design, pre-press, printing and finishing as well as fulfillment and mailing. Jim Capuano will remain as president upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Multiple Images has a reputation for creating faster and better ways to deliver quality products to their customers. Their experience in computer-to-plate will be a benefit as we continue to move our companies to this new technology. This forward-thinking philosophy has enabled the company to grow and cultivate valuable long-term client relationships. We welcome Jim Capuano and his team of dedicated employees to Consolidated Graphics."

     Jim Capuano added, "Over the years, we have improved and grown our company in a variety of ways. With access to Consolidated Graphics' unequaled group of printing company professionals and superior financial resources, we look forward to building on the momentum we have established. This partnership will give us the power to meet the growing demands of our customers."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 26 states nationwide with annualized revenues in excess of $615 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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